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                                                                    Exhibit 23.1

                CONSENT OF EISNER LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3/A and related Prospectus of On2 Technologies, Inc., pertaining to the registration of 1,901,400 shares of its common stock and to the incorporation by reference therein of our report dated January 23, 2003, and, with respect to Note 12(c), March 24, 2003, with respect to the consolidated financial statements of On2 Technologies, Inc. as of and for the year ended December 21, 2002, included in its 2002 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission.

/s/ EISNER LLP

New York, New York
August 8, 2003